Exhibit 10.1

AMENDMENT NO. 1 TO THE

BINAH CAPITAL GROUP, INC. 2024 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 (the “Amendment”) to the Binah Capital Group, Inc. 2024 Equity Incentive Plan (the “Plan”) is adopted as of June 12, 2026, subject to and effective upon the approval of the shareholders at the 2026 annual meeting.

WITNESSETH:

WHEREAS, Binah Capital Group, Inc. (the “Company”) maintains the Plan, and the Plan is currently in effect; and

WHEREAS, Section 17 of the Plan authorizes the Committee (as defined in the Plan) to amend the Plan for certain purposes, subject to shareholder approval as required under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock (as defined in the Plan) may then be listed or quoted; and

WHEREAS, the Committee desires to amend the Plan to increase the aggregate number of shares authorized for issuance in connection with awards granted under the Plan by an additional 2,650,000 shares, to an aggregate of 4,729,671 shares of Stock (the “Base Reserve”) and to establish that the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options (as defined in the Plan) shall not exceed a number of shares equal to three times the Base Reserve.

NOW, THEREFORE, the Plan is amended as follows, subject to and effective upon the approval of the shareholders at the 2026 annual meeting:

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Section 4.1 of the Plan is amended by replacing the current provision therein in total with the following:

Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to 4,729,671 shares (the “Base Reserve”).

Section 4.3 of the Plan is amended by replacing the first sentence thereof with the following:

Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the

Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan.

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This Amendment to the Plan shall be effective as of the date indicated above. The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment

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